Exhibit 4(f)
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Credit Agreement dated as of July 29, 2003 (as amended and in effect on the date hereof, the “Credit Agreement”), among Saga Communications, Inc., a Delaware corporation, the Lenders party thereto, Union Bank of California, N.A., as Syndication Agent, Bank of America, N.A., as Documentation Agent, and The Bank of New York Mellon, formerly The Bank of New York, as Administrative Agent. Terms defined in the Credit Agreement are used herein with the same meanings.
     The Assignor named below hereby sell and assign, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth below in the Revolving Commitment of the Assignor on the Assignment Date and the Revolving Loans owing to the Assignor that are outstanding on the Assignment Date, together with all of the related participations held by the Assignor in respect of the Letters of Credit (including its LC Exposure), but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date, (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender under the Loan Documents and (ii) the Assignor shall, to the extent of the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Documents.
     This Assignment and Acceptance is being delivered to the Administrative Agent, together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 3.7(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The Assignor shall pay the fee payable to the Administrative Agent pursuant to Section 10.4(b) of the Credit Agreement.
     THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Date of Assignment:   September 29, 2008
Legal Name of Assignor:   The Bank of New York Mellon
Legal Name of Assignee:   ING Capital LLC
Assignee’s Address for Notices:   See attached Administrative Details Form
Effective Date of Assignment (the “Assignment Date”):   September 29, 2008
Revolving Commitment Assigned:   $20,000,000.00
Principal Amount of Revolving Loans Assigned:   14,224,000.00

The terms set forth above are hereby agreed to:

THE BANK OF NEW YORK MELLON, as Assignor
By:	/s/ Lily A. Dastur
	Name:	Lily A. Dastur
	Title:	Vice President

ING CAPITAL LLC, as Assignee
By:	/s/ A. Miller
	Name:	Annette Miller-Lewis
	Title:	Associate

The undersigned hereby consents to the within assignment:1

SAGA COMMUNICATIONS, INC.
By:	/s/ Samuel D. Bush
	Name:	Samuel D. Bush
	Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Administrative Agent and as Issuing Bank
By:	/s/ Gordon Berger
	Name:	Gordon Berger
	Title:	Managing Director

1.	Consents to be included to the extent required by Section 9.04(b) of the Credit Agreement, which may include Issuing Bank and Swingline Lender consent.